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                                  Exhibit 5.1


                         [Conner & Winters letterhead]


                               January 10, 2000


Unit Corporation
1000 Kensington Tower
7130 So. Lewis
Tulsa, Oklahoma 74136

        Re:    Unit Corporation
               Registration Statement on Form S-4

Gentlemen:

        We have acted as counsel for Unit Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance by the Company of up to 1,817,250 shares of the Company's common stock, par value $.20 per share (the "Shares"), pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of December 8, 1999 (the "Merger Agreement"), among the Company, Questa Oil & Gas Co., a Colorado corporation, and Unit Acquisition Company, an Oklahoma corporation.

        In reaching the conclusions expressed in this opinion, we have (a) examined such documents and records of the Company, certificates of public officials and of corporate officers and directors and such other instruments, documents and matters as we have deemed necessary or appropriate for purposes of this opinion, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable shares of common stock of the Company.

        We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, the corporate laws of the State of Delaware (which, in addition to the provisions of the Delaware General Corporation Law, include provisions of the Delaware Constitution and reported judicial decisions applicable to Delaware corporations), and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                      Yours very truly,

                                      CONNER & WINTERS,
                                      A Professional Corporation

                                      /s/ CONNER & WINTERS

                                       I